FOR IMMEDIATE RELEASE

March 1, 2013

Contact:  Susan M. Jordan

      732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW ACQUISITIONS

FREEHOLD, NJ, March 1, 2013………….UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of 10 manufactured home communities for $67,500,000. These 10 all-age communities contain a total of 1,854 developed home sites that are situated on approximately 400 total acres.  This 10 community portfolio consists of five communities located in Indiana, four communities located in Pennsylvania, and one community located in Michigan. The average occupancy for these communities is approximately 85%. With this closing, UMH owns sixty-seven communities consisting of approximately 12,500 developed home sites.

Samuel A. Landy, President, stated, “With this acquisition, UMH has increased its portfolio by approximately 18%. These communities are an excellent fit with our existing portfolio. We believe that all of these communities will benefit from our sales and rental programs. Additionally, we have a strong acquisition pipeline in place and expect continued growth throughout the remainder of 2013.”

UMH Properties, Inc., a publicly-owned Real Estate Investment Trust, owns and operates sixty-seven manufactured home communities with approximately 12,500 developed home sites located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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